UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

Filed by the registrant [ X ]

Filed by a party other than the registrant [   ]

Check the appropriate box:
[ ]	Preliminary proxy statement.

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

[X]	Definitive proxy statement.

[ ]	Definitive additional materials.

[ ]	Soliciting material pursuant to §240.14a-12.

COMMUNITY CAPITAL CORPORATION
(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

[X]	No fee required.

COMMUNITY CAPITAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2008

The 2008 annual meeting of shareholders of Community Capital Corporation will be held at The Arts Center at the Federal  Building, 120 Main Street, Greenwood, South Carolina, on Wednesday, May 21, 2008, beginning at 9:00 a.m. eastern time, for the following purposes:

(1)	To elect five members to our Board of Directors;

(2)	To ratify the appointment of Elliott Davis, LLC, Certified Public Accountants, as our independent auditors for the fiscal year ending December 31, 2008; and

(3)	To transact any other business that properly comes before the annual meeting or any adjournment of the meeting.

Only holders of record of our common stock at the close of business on March 14, 2008 are entitled to notice of, and to vote at, the annual meeting or any adjournment of the meeting.

You are cordially invited and urged to attend the annual meeting in person, but if you are unable to do so, please date, sign, and promptly return your proxy in the enclosed, self-addressed, postage-paid envelope.  If you attend the annual meeting and desire to revoke your proxy and vote in person, you may do so.  In any event, a proxy may be revoked at any time before it is exercised.

Each shareholder who attends the meeting may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders attending the meeting and holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

By Order of the Board of Directors,

William G. Stevens
President and Chief Executive Officer

Patricia C. Hartung
Chairman of the Board

Greenwood, South Carolina
April 11, 2008

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TABLE OF CONTENTS
(continued)

-ii-

COMMUNITY CAPITAL CORPORATION
1402-C Highway 72 West
Greenwood, South Carolina 29649

PROXY STATEMENT

This proxy statement contains information related to the 2008 annual meeting of our shareholders to be held at The Arts Center at the Federal Building, 120 Main Street, Greenwood, South Carolina, on Wednesday, May 21, 2008, at 9:00 a.m. eastern time, and at any adjournment of the meeting.  We are mailing this proxy statement to shareholders on or about April 11, 2008.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and the ratification of our independent auditors.  In addition, management will report on our performance and respond to questions from shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on March 14, 2008, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting, or any adjournment of the meeting.

What are the voting rights of the holders of our common stock?

Cumulative voting for the election of directors is not available under our Articles of Incorporation.  Consequently, each outstanding share of our common stock is entitled to one vote on each matter to be voted upon at the annual meeting.

Who can attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting, and one guest may accompany each shareholder.  Because seating is limited, admission to the meeting will be on a first-come, first-served basis.  Registration and seating will begin at 8:45 a.m. eastern time.  If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport.  If you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.  We will not permit cameras, recording devices, or other electronic devices at the meeting.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock on the record date constitutes a quorum, permitting the meeting, or any adjournment of the meeting, to take place.  As of the record date, approximately 1,440 shareholders held of record 4,468,235 issued and outstanding shares of our common stock.  Consequently, the presence of the holders of common stock representing at least 2,234,118 votes will be required to establish a quorum.

We will consider directions to withhold authority to vote for directors, abstentions, and broker non-votes to be present in person or by proxy and entitled to vote.  Therefore, we will count these shares for purposes of determining whether a quorum is present at the annual meeting.  (A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have the discretionary voting power and has not received voting instructions from the beneficial owner.)

If a quorum is not present or represented at the annual meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time, without notice other than an announcement at the meeting, until a quorum is present or represented.  Our directors, officers, and regular employees may solicit proxies for the reconvened meeting in person or by mail, telephone, or telegraph.  At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally scheduled.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, the individuals designated by the Board of Directors on the proxy card as proxy holders will vote it as you direct.  If you are a holder of record as of the record date and attend the meeting, you may deliver your completed proxy card in person.  “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Unless you give other instructions on your proxy card, the designated proxy holders will vote in accordance with the Board’s recommendations set forth below.  With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may revoke or change your vote at any time before the proxy is exercised at the annual meeting by (i) delivering to our Corporate Secretary a written notice, bearing a date later than the proxy, stating that the proxy is revoked, (ii) signing and so delivering a proxy relating to the same shares and bearing a later date prior to the vote at the annual meeting, or (iii) attending the annual meeting and voting in person.  Please note that your attendance at the meeting will not automatically revoke your proxy.  You must specifically revoke your proxy.  Whether or not you plan to attend the annual meeting, you are urged to sign and return the enclosed proxy.

What vote is required to approve each item?

Election of Directors.  The five nominees receiving the greatest number of votes cast (although not necessarily a majority of the votes cast) at the annual meeting will be elected to the Board of Directors.  Accordingly, directions to withhold authority, abstentions, and broker non-votes will have no effect on the outcome of the vote.  You cannot vote, in person or by proxy, for a greater number of persons than five, the number of nominees named in the proxy.

Other Items.  For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval.

Street Name.  If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval.

Who bears the cost of this proxy statement and who may solicit proxies?

We will bear the cost of preparing, assembling, and mailing this proxy statement and the form of proxy.  Our directors, officers, and employees may also solicit proxies personally or by mail, telephone, or telegram.  No compensation will be paid for these solicitations.  In addition, we may request banking institutions, brokerage firms, custodians, nominees, and fiduciaries to forward our proxy solicitation materials to the beneficial owners of our common stock held of record by these entities, and we will reimburse their reasonable forwarding expenses.

PROPOSAL ONE
ELECTION OF DIRECTORS

Our Articles of Incorporation provide for a classified Board of Directors so that, as nearly as possible, one-third of the members of the Board are elected at each annual meeting to serve until the third annual shareholders’ meeting after their election.  At the date of the 2008 annual meeting of shareholders, the Board will consist of twelve directorships divided into one class of five, one class of four and one class of three.  The Board has determined that all directors, except William G. Stevens, are independent under the Marketplace Rules of the NASDAQ Global Market (“NASDAQ”).  The Board proposes four individuals as nominees to serve from the date of their election at the annual meeting until the 2011 annual meeting of shareholders and one nominee to serve from the date of his election at the annual meeting until the 2009 annual meeting of shareholders, or until their successors shall have been earlier elected and qualified.  After the 2008 annual meeting of shareholders, the Board will consist of twelve directors divided into three classes each consisting of four members.

All of the nominees are currently members of the Board and were each initially recommended by our Nominating Committee and approved by a unanimous vote of the Board.  Each of these nominees has consented to serve if elected.  If any of them becomes unavailable to serve as a director, the persons named as proxy holders on the attached proxy card may designate a substitute nominee in accordance with their best judgment.  In that case, the proxy holders will vote for the substitute nominee.

Terms Expiring in 2011:  Patricia C. Hartung, Miles Loadholt, Thomas C. Lynch, Jr. and H. Edward Munnerlyn

Term Expiring in 2009:    Lex D. Walters, Ph.D.

The Board recommends that shareholders vote “FOR” each of the persons listed above.

Who are the current members of the Board?

The following table identifies the names, ages, Board term expiration, and committee memberships of our Board members as of the date of this proxy:

Name	Age	Term Expiring In	Audit Committee	Compensation Committee	Nominating Committee	Corporate Governance Committee	Capital Committee
Harold Clinkscales, Jr.	55	2010		*	*
Patricia C. Hartung	53	2008[1]	*	*		*	*
Wayne Q. Justesen, Jr.	62	2010		**		*
B. Marshall Keys	56	2009					*
Clinton C. Lemon, Jr.	63	2010	*
Miles Loadholt	65	2008[1]	*
Thomas C. Lynch, Jr.	72	2008[1]			**		*
H. Edward Munnerlyn	64	2008[1]				**	*
George B. Park	57	2009		*			**
George D. Rodgers	64	2009
William G. Stevens	63	2010				*	*
Lex D. Walters, Ph.D.	68	2008[2]	**	*	*

1  These directors are nominated for re-election at the 2008 annual meeting of shareholders for terms expiring at the annual meeting expected to be held in 2011.

2  This director is nominated for re-election at the 2008 annual meeting of shareholders for a term expiring at the annual meeting expected to be held in 2009.

*  Member
**  Chairperson

Important Information Regarding Directors

Director Nominee for a Term Expiring at the Annual Meeting Expected to be Held in 2009:

Lex D. Walters, Ph.D., has served as President Emeritus of Piedmont Technical College since February 2008.  Prior to 2008, he served as President of Piedmont Technical College since 1968.  He has served as one of our directors since our inception in April 1988.

Director Nominees for Terms Expiring at the Annual Meeting Expected to be Held in 2011:

Patricia C. Hartung, has served as the Executive Director of the Upper Savannah Council of Governments since March 1990 and served as its Assistant Director from August 1984 to March 1989.  She has served as one of our directors since our inception in April 1988.

Miles Loadholt, is a Senior Partner of Motley Rice, LLC (f/k/a Ness, Motley, Loadholt, Richardson & Poole), where he has practiced law since 1968.  He has served as one of our directors since May 1999.

Thomas C. Lynch, Jr., served as a pharmacist and President of Lynch Drug Company, a retail pharmacy in Clemson, South Carolina, from 1963 until its sale to Eckerd Drug, Inc. in January 1997.  Mr. Lynch has served as one of our directors since June 1995.

H. Edward Munnerlyn, has served as President and owner of Munnerlyn Company, a corporate apparel and uniforms company, since January 1989.  Prior to 1989 he was employed by Greenwood Mills, Inc. for twenty years and was Executive Vice President when he left Greenwood Mills, Inc. in 1988.  He has served as one of our directors since our inception in April 1988.

Directors Whose Terms Expire at the Annual Meeting Expected to be Held in 2009:

B. Marshall Keys, has owned and operated Palmetto Insurance Associates, L.L.C. of Belton, South Carolina and the Keys Insurance Agency, Inc. since 1973.  He has served as one of our directors since May 2000.

George B. Park, has served as President and Chief Executive Officer of Otis S. Twilley Seed Company, Inc., a mail order seed company, since August 1993 and as President and owner of GeoSeed, a seed distribution company, since August 1993.  Prior to 2002, Mr. Park also served as Interim Chief Executive Officer and Managing Director of K. Sahin Zaden, B.V., a flower seed breeding and production company.  Prior to 1989, he was co-owner, Vice President and Corporate Secretary of George W. Park Seed Company.  He has served as one of our directors since our inception in April 1988, and also serves as Assistant Secretary to Community Capital Corporation and CapitalBank.

George D. Rodgers, has been the owner of Palmetto Insurance Associates, L.L.C. of Anderson and its predecessor in Clemson, South Carolina since 1985.  Mr. Rodgers has served as one of our directors since June 1995.

Directors Whose Terms Expire at the Annual Meeting Expected to be Held in 2010:

Harold Clinkscales, Jr., has served as President and owner of Southern Burglar and Fire Alarm Company, Inc. since 1974.  He has served as one of our directors since January 2000.

Wayne Q. Justesen, Jr., has been employed by Greenwood Mills, Inc., a textile manufacturer, since 1978 and has served as Secretary and General Counsel of Greenwood Mills, Inc. since 1983.  He has served as one of our directors since our inception in April 1988.

Clinton C. Lemon, Jr., has served as Chairman and Chief Executive Officer of Southern Tank Transport in Harleyville, South Carolina since 1993.  Mr. Lemon is also President of The Geo. A. Rheman Company, Inc. since 1976, Southern Chemical Haulers Inc. since 1982, Craven Land, Inc. since January 2005, L & H Property Holdings, LLC since December 2004, and Southern Transportation, LLC since 2003.  Mr. Lemon has served as one of our directors since March 1997.

William G. Stevens, has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank or predecessors from 1989 until May 1998 and from January 1, 2001 until the present.  NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

What is the role of the Board’s committees?

The Board has standing Audit, Compensation, Nominating, Corporate Governance, and Capital Committees.

Audit Committee.  We describe the functions of the Audit Committee under the heading “Report of the Audit Committee.”  The Audit Committee operates under a written Charter, which appears in this proxy statement as Appendix A. The Board has determined that all of the current members of the Audit Committee meet the independence criteria prescribed by NASDAQ and the Securities and Exchange Commission for service on the Audit Committee.  The Board of Directors has determined that Ms. Hartung is a financial expert, as that term is defined in Item 401(h)(2) of Regulation S-K under the Exchange Act.  The Audit Committee met six times during 2007.

Compensation Committee.  We describe the functions of the Compensation Committee under the heading of “Report of Compensation Committee.”    The Compensation Committee met 15 times during 2007.  The Board has determined that all of the members of the Compensation Committee are independent directors under the applicable rules of NASDAQ.

Nominating Committee.  The Nominating Committee makes recommendations to the Board with respect to the size and composition of the Board, reviews the qualifications of potential candidates for election as director, and recommends director nominees to the Board.  The Board has determined that all of the members of the Nominating Committee are independent directors under the applicable rules of NASDAQ.  The Nominating Committee operates under a written Charter, which appears in this proxy statement as Appendix B.  The Nominating Committee met one time in 2007.

Corporate Governance.  The Corporate Governance Committee reviews and develops policies by which the Board and its committees govern their oversight of our management.  The Corporate Governance Committee met eight times in 2007.

Capital Committee.  The Capital Committee analyzes sources and uses of capital, including the payments of dividends to shareholders, acquisitions, and divestitures. The Capital Committee met six times in 2007.

How does the Board select nominees for the Board?

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and shareholders.  A shareholder who wishes to recommend a prospective nominee for the Board should notify our corporate Secretary in writing with whatever supporting material the shareholder considers appropriate, as long as the material includes at a minimum pertinent information concerning the nominee’s background and experience.  The Nominating Committee will also consider whether to nominate any person nominated by a shareholder pursuant to the provisions of our Articles relating to shareholder nominations as described below under the heading “When are shareholder proposals for the 2009 Annual Meeting due?”

Once the Nominating Committee has identified a prospective nominee, the Nominating Committee makes an initial determination as to whether to conduct a full evaluation of the candidate.  The Committee bases this initial determination on whatever information is provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.  The Committee also bases this initial determination primarily on the need for additional Board members to fill vacancies and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, it may gather additional information about the prospective nominee’s background and experience.  The Committee then evaluates the prospective nominee against the standards and qualifications set out in its Charter, including without limitation independence, strength of character, business or financial expertise, current or recent experience as an officer or leader of another business, experience as a director of another public company, regulatory compliance knowledge, industry trend knowledge, product/service expertise, practical wisdom, mature judgment, time availability (including the number of other boards he or she sits on in the context of the needs of the board and the company and including time to develop and/or maintain sufficient knowledge of the company and its industry), geography, age, and gender and ethnic diversity on the board.

In connection with this evaluation, the Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Committee, and others as appropriate, interview prospective nominees in person or by telephone.  After completing this evaluation and interview, if warranted, the Committee makes a recommendation to the Board as to the persons who should be nominated by the Board.  The Board determines the nominees after considering the recommendation and report of the Committee.

How often did the Board meet during fiscal year 2007?

Our Board held a total of twelve regular meetings and one special meeting during 2007.  All directors attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served.  We request, but do not require, each member of the Board to attend each annual shareholder meeting.  All our directors attended last year’s annual shareholder meeting.  We expect our directors to dedicate sufficient time, energy, and attention to ensure the diligent performance of his or her duties, including attending our shareholder meetings and the meetings of the Board and its committees on which he or she serves.

How are directors compensated?

Each of our directors is also a director of CapitalBank.  Currently, each director of CapitalBank receives a retainer fee of $1,100 per month, except for the Chairman of the Board, who receives a retainer fee of $3,300 per month.  Each director of CapitalBank receives a fee of $200 for attending each regular and special board or committee meeting, except for the Chairman of the Board.  The Chairs of our Audit, Capital, Corporate Governance, Compensation Loan and Wealth Management Committees receive a retainer fee of $200 per month.  The Chair of our Nominating Committee receives a retainer fee of $200 only for the months in which the committee has a meeting.

Our directors are also encouraged to attend our advisory board meetings, and are paid for attending two meetings each fiscal year in the amount of $200 per meeting.

We, or CapitalBank, as applicable, also reimburse directors for out-of-pocket expenses reasonably incurred by them in the discharge of their duties as directors of our company or of CapitalBank.

Our directors are also eligible for issuances of stock options, stock appreciation rights, restricted stock, and performance shares under our 2004 Equity Incentive Plan; however, as of April 11, 2008, no outstanding or unexercised stock options, stock appreciation rights, restricted stock or performance have been issued to our directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harold Clinkscales, Jr.	$20,200	-	-	-	-	-	$20,200
Patricia C. Hartung	$40,000	-	-	-	-	-	$40,000
Wayne Q. Justesen	$22,200	-	-	-	-	-	$22,200
B. Marshall Keys	$19,000(2)	-	-	-	-	-	$19,000
Clinton C. Lemon Jr.	$17,500	-	-	-	-	-	$17,500
Miles Loadholt	$17,700(3)	-	-	-	-	-	$17,700
Thomas C. Lynch Jr.	$18,200	-	-	-	-	-	$18,200
H. Edward Munnerlyn	$20,400	-	-	-	-	-	$20,400
George B. Park	$20,700	-	-	-	-	-	$20,700
George D. Rodgers	$20,800	-	-	-	-	-	$20,800
William G. Stevens	$21,200	-	-	-	-	-	$21,200
Lex D. Walters, PhD	$21,800(4)	-	-	-	-	-	$21,800

(1)
Amounts in this column reflect amounts paid in cash in 2007. Directors are eligible to participate in a nonqualified deferred compensation plan that allows deferral of up to 100% of cash fees earned during the year for meetings of CapitalBank. The plan is operated in compliance with IRS Code §409A. Directors must make their deferral elections prior to the year in which the deferred fees are earned. As of December 31, 2007, the interest on deferrals is 8.25%, which is based on the Wall Street Journal Prime Rate at the beginning of the plan year.

(2)	Includes $8,100 in deferred fees.
(3)	Includes $15,400 in deferred fees.
(4)	Includes $19,200 in deferred fees.

What related party transactions involve directors and officers?

Our wholly-owned bank subsidiary, CapitalBank, in the ordinary course of its business, makes loans to and has other transactions with our directors and officers and their associates (“Affiliated Persons”).  All loans, other extensions of credit, and other transactions between Affiliated Persons and CapitalBank or us are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated third parties and do not involve more than the normal risk of collectibility or present other unfavorable features. CapitalBank expects to continue to enter into transactions in the ordinary course of business on similar terms with the Affiliated Persons.  The aggregate dollar amount of the loans outstanding to Affiliated Persons of CapitalBank was approximately $19.0 million at December 31, 2007.

We purchase various types of insurance from Palmetto Insurance Associates, L.L.C. of Anderson, a South Carolina limited liability company owned in part by two of our directors.  We paid insurance premiums to this company in the amounts of $86,894, $175,867 and $197,451, in 2007, 2006, and 2005, respectively.  We believe that the terms of our policies with this company are no more or less favorable to us than similar policies that would be obtainable through arms’ length negotiations with companies not owned in whole or in part by related parties.  Indeed, the charges for the majority of the insurance coverages are determined by competitive bids.

Who are the Company’s Executive Officers?

The following individuals constitute our named executive officers:

Name	Age	Offices Held

William G. Stevens	63	President and Chief Executive Officer

R. Wesley Brewer	40	Chief Financial Officer, Executive Vice President, and Secretary

Mr. Stevens has served as our President and Chief Executive Officer and as one of our directors since our inception in April 1988, and has also served as President and Chief Executive Officer of CapitalBank or predecessors from 1989 until May 1998 and from January 1, 2001 until the present.  NCNB National Bank of South Carolina (formerly Bankers Trust) employed Mr. Stevens for eighteen years prior to 1987.

Mr. Brewer has served as our Chief Financial Officer, Executive Vice President, and Secretary since July 1, 2000, and he has also served as the Chief Financial Officer, Senior Vice President, and Secretary of CapitalBank since January 1, 2001.  He served as our Controller, and Controller of our subsidiaries, from 1997 until 2000.  The Federal Deposit Insurance Corporation employed Mr. Brewer for five years prior to 1997.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF AUDITORS

The Board of Directors, upon recommendation of the Audit Committee, has appointed Elliott Davis, LLC, as independent auditors for the fiscal year ending December 31, 2008, subject to shareholder ratification.  If the shareholders do not ratify this appointment, the Board of Directors upon recommendation of the Audit Committee will consider other certified public accountants.   We provide additional information relating to our Audit Committee below under the heading “Audit Committee Report.”

We expect a representative of Elliott Davis, LLC, to be in attendance at the annual meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The following table presents fees for professional services rendered by Elliott Davis, LLC for the audit of our annual financial statements for 2007 and 2006, together with fees for audit-related services and tax services rendered by Elliott Davis, LLC for 2007 and 2006.

	2007	2006
Audit Fees[1]	$97,300	$85,400
Tax Fees	$6,000	$6,000
All Other Fees[2]	$20,705	$9,900
Total	$124,005	$101,300

[1]
Audit fees consisted primarily of the audit of the Company’s annual financial statements for 2007 and  2006 and for reviews of the financial statements and for reviews of the consolidated financial statements included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q for 2007 and 2006.

[2]
Other fees include fees for audit of the Company’s 401(k) plan for 2007 and 2006, for audit committee training and Sarbanes-Oxley Section 404 assistance for 2007 and 2006, and additionally for 2007, miscellaneous accounting and tax research and consultation.

All audit, audit-related and tax services were pre-approved by the Audit Committee, which concluded that provision of such services by Elliott Davis, LLC was compatible with the maintenance of Elliott Davis, LLC’s independence in the conduct of its auditing functions.

The Board recommends that shareholders vote “FOR” the ratification of Elliott Davis, LLC as our independent auditors for fiscal year ending December 31, 2008.

OTHER BUSINESS

As of the date of this proxy statement, our Board knows of no other matter to come before the annual meeting.  However, if any matter requiring a vote of the shareholders should arise, the Board designees intend to vote the proxy in accordance with the Board’s recommendation, or in the absence of a Board recommendation, in accordance with their best judgment.

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
 AND CERTAIN BENEFICIAL OWNERS

Who are the largest owners of our stock?

The following table sets forth certain information known to us regarding the beneficial ownership of our common stock as of March 14, 2008.  Information is presented for each shareholder who was the beneficial owner of more than five percent of our outstanding common stock.  The shareholder named in the table has indicated in its Schedule 13D filed with the Securities Exchange Commission on July 27, 2001 that the shareholder shares voting and dispositive power with respect to all shares of our common stock reflected as being beneficially owned by that shareholder with Tontine Management, L.L.C., the general partner of the shareholder, and Jeffrey L. Gendell, the managing member of the general partner.  Although the Schedule 13D indicates that this shareholder owns 194,375 shares of our common stock, information obtained from the NASDAQ Global Market as of December 31, 2007 indicates that this shareholder has acquired additional shares, including shares resulting from the 15% stock dividend that was distributed in November 2007.  The following disclosure assumes that the NASDAQ Global Market information is accurate.

Name and Address	Number of Shares Beneficially Owned (1)	Percentage (1)
Tontine Financial Partners, L.P., 55 Railroad Avenue, Third Floor Greenwich, Connecticut 06830	277,351	6.21%

(1)
We determine beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities.  We deem outstanding shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 14, 2008, for computing the percentage ownership of the person holding the options, but do not deem outstanding the shares for computing the percentage ownership of any other person.  We base percentage ownership on 4,468,235 shares outstanding on March 14, 2008.

How much stock do our directors and executive officers own?

The following table shows, as of March 14, 2008, the amount of our common stock beneficially owned (unless otherwise indicated) by:  (i) each of our directors, each nominee for director, and each of our executive officers, individually, and (ii) all of our directors and executive officers, as a group.  Except as otherwise specified in the notes to the following table, each of the shareholders named in the table has indicated to us that the shareholder has sole voting and investment power with respect to all shares of our common stock reflected as being beneficially owned by that shareholder.

Name	Number of Shares Beneficially Owned (1)	Percentage (1)
William G. Stevens	133,617 (2)	2.99

George B. Park	97,383 (3)	2.18

Lex D. Walters, Ph.D.	86,573 (4)	1.94

Miles Loadholt	55,698 (5)	1.25

R. Wesley Brewer	44,304 (6)	*

Thomas C. Lynch, Jr	41,577 (7)	*

Wayne Q. Justesen, Jr.	27,870 (8)	*

Clinton C. Lemon, Jr.	27,153 (9)	*

Harold Clinkscales, Jr.	25,222 (10)	*

Patricia C. Hartung	18,223	*

B. Marshall Keys	17,222 (11)	*

H. Edward Munnerlyn	10,329 (12)	*

George D. Rodgers	9,947 (13)	*

All directors and executive officers as a group (13 persons)	595,118	13.30%

*      Amount represents less than 1.0%.
(1)
We determine beneficial ownership in accordance with the rules and regulations of the Securities and Exchange Commission, which generally includes voting or investment power with respect to securities.  We deem outstanding shares of our common stock issuable upon the exercise of options currently exercisable, or exercisable within 60 days as of March 14, 2008, for computing the percentage ownership of the person holding the options, but do not deem outstanding the shares for computing the percentage ownership of any other person.  We base percentage ownership on 4,468,235 shares outstanding on March 14, 2008.

(2)	Includes 11,800 shares held by Mr. Stevens’ wife. Includes 80,000 shares pledged as security.
(3)	Includes 96,845 shares pledged as security.
(4)	Includes 6,121 shares held by Dr. Walters’ wife. Includes 80,000 shares pledged as security.
(5)	Includes 36,978 shares pledged as security.
(6)	Includes 5,721 shares issuable pursuant to currently exercisable stock options. Includes 10,906 shares pledged as security.
(7)	Includes 29,931 shares held jointly with Mr. Lynch’s wife.
(8)	Includes 18,533 shares pledged as security.
(9)	Includes 1,150 shares held in the C. Calhoun Lemon, Sr. 1972 Trust.
(10)	Includes 8,299 shares held by Mr. Clinkscales as custodian for Mr. Clinkscales’ daughters.
(11)	Includes 115 shares held by Mr. Keys’ wife, and 603 shares held in the name of Mr. Keys’ business.
(12)	Includes 928 shares held by Mr. Munnerlyn’s wife. Includes 9,000 shares pledged as security.
(13)	Includes 395 shares in an IRA for Mr. Rodgers’ wife, and 253 shares held in the W. Gordon Rodgers Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the Securities and Exchange Commission and written representations that no other reports were required, we believe that all of our directors and officers, except Clinton C. Lemon, Jr. and George B. Park, complied during fiscal year 2007 with the filing requirements under Section 16(a) of the 1934 Act.  On March 26, 2008, Mr. Lemon filed an amended Form 5 to correct a scrivener's error on Mr. Lemon's original Form 5 filed on February 14, 2008.  The original filing had overstated the number of shares Mr. Lemon acquired as a result of the 15% stock dividend by 6 shares.  Also, on March 31, 2008, Mr. Park filed an amended Form 5 to report an unreported sale of our common stock on his behalf as well as a scrivener's error regarding his current holdings.  While reviewing his accounts, Mr. Park noted that 9.15 shares had been sold on December 17, 2007, without his knowledge.  At the same time, Mr. Park also discovered that a scrivener's error had caused his overall holdings to be mistakenly inflated by 25 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction and Corporate Governance

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and policies for 2007 as applicable to our named executive officers (NEOs) and reviews the structure and intent associated with each material element of the NEOs’ total compensation.  Throughout this discussion, the individuals who served as the Company’s Chief Executive Officer and the Chief Financial Officer during fiscal 2007, are referred to as the “Named Executive Officers.” These individuals are considered the Company’s executive officers for purposes of the applicable rules of the Securities and Exchange Commission (“SEC”).

The Compensation Committee (the “Committee”) of our Board of Directors is responsible for overseeing the Company’s overall executive compensation philosophy; measuring performance with respect to established goals and objectives; designing the components for all executive compensation; and establishing compensation for the Chief Executive Officer and the Chief financial Officer. During 2007, the Committee was composed of five members, each of whom is an independent director under the rules of the NASDAQ Marketplace Rules and the Financial Industry Regulation Authority (formerly the National Association of Securities Dealers). The current members are Messrs. Wayne Q. Justesen, Jr. (Chairman), Harold Clinkscales, Jr., George B. Park, Lex D. Walters, PhD, and Ms. Patricia C. Hartung.

The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of our executive officers. The Committee operates according to the terms of the Committee’s Guidelines which describe the Committee’s objectives.  The Committee evaluates and recommends to the Board appropriate policies and decisions relative to executive officer salaries, benefits, bonuses, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in the Company’s Proxy Statement.  The Committee meets as often as necessary to carry out its responsibilities. Any Committee member may request the Committee Chairman to convene a meeting.  During 2007, the Committee held thirteen meetings in person. The Committee’s authority and responsibilities, include the authority to retain and terminate any legal counsel or compensation or other consultant used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant’s fees and other retention terms. The Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors and the sole authority to approve the payment of the advisor’s fees and other retention items. All fees and other retention items for compensation consultants, internal or external legal, accounting or other advisors shall be paid by the Company.

Compensation Philosophy

The central principle of the Company’s compensation philosophy is to attract, motivate, reward, and retain experienced, high-achieving senior executives to enhance the Company’s performance, achieve corporate objectives, and increase shareholder value by rewarding past performance and seeking to align their long term interest with those of our shareholders. The policies and underlying philosophy governing our compensation program, as endorsed by the Committee and the Board of Directors, are designed to accomplish the following:

•	Evaluate the performance of executive management and the executive management succession plan.
•	Design compensation components (salary, cash incentive, equity compensation and deferred compensation) competitive with comparable banks in South Carolina, Georgia and North Carolina.
•	Maintain an appropriate balance between base salary, and short and long term incentive opportunity.
•	Provide executive incentive compensation opportunities contingent upon the Company’s annual and long-term performance.
•	Establish a consistent market position to determine appropriate fit for executives’ compensation relative to peers.
•	Encourage achievement of strategic objectives and creation of shareholder value.
•	Allow the company to attract, retain, and motivate talented executives critical to the Company’s success.

The Committee sets corporate goals and objectives relevant to the NEO’s compensation. Our total compensation package for our NEOs takes into account asset size, growth, and performance of the Company. We target total compensation for NEOs similar to that of comparably-sized, regional community banks that are publicly traded, assuming Company performance is at expected, target levels.  In determining the incentive components of the NEO’s compensation, the Committee considers the Company’s performance and relative stockholder return, the value of similar incentive awards to executive officers at comparable companies, and the awards given to the NEOs in past years. The Committee annually reviews and evaluates the CEO’s and CFO’s performance in light of those goals and objectives. The Committee has the sole authority to determine all compensation levels based on this evaluation, including the following: (a) annual base salary level, (b) annual incentive opportunity level, (c) long-term incentive opportunity level, (d) employment agreements or severance arrangements, and (e) special or supplemental benefits, if any. Executive Officers of CapitalBank are also eligible to participate in executive benefit programs that are designed to ensure adequate benefits at retirement, death, or disability. These benefit programs are also designed to act as a retention device for key officers of CapitalBank.

Our compensation structure is designed to serve as a team-based compensation structure that focuses on consistency of total compensation among the top management group. The Company desires to create short-, intermediate-, and long-term incentive opportunities for the NEOs. Over the long-term, we seek to align the interests of the NEOs with those of the shareholders by establishing equity ownership opportunities. For members of the NEO’s team, the cash portion of compensation is tied directly to the Company’s strategy, specifically asset growth, safety and soundness, and earnings growth. Consistent with the philosophy of linking compensation to performance, our compensation plans are designed to position total executive compensation at approximately the median of the peer group when the Company performance achieves its targeted incentive goals. Accordingly, base salary and incentive awards (short term and long term) are designed to provide compensation similar to that paid executives with comparable responsibilities at peer banks of similar asset size, complexity and with similar products and markets, upon achieving expected growth and shareholder value. The maximum incentive awards are based upon our strategic goals and offer the opportunity to reward the executives with incentive payments similar to those paid peers of high performing banks.

The NEOs work closely with the Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the senior executives, including the CFO, and, based on these performance evaluations, and other applicable data, he makes recommendations to the Committee and shares with them the basis for his recommendations. The Committee, at their discretion, may accept, approve, reject or modify the CEO’s recommendation. The CEO will also present bonus and equity award recommendations and seek the Committee’s approval. The Committee evaluates the CEO’s performance and determines his compensation without the CEO present.

Use of Compensation Consultants

The Committee has engaged a compensation consulting firm to advise the Committee with regard to individual executive compensation packages, specifically with regard to our CEO and CFO, as well as other compensation related projects. Since 2004, the Committee has engaged a consultant to review the compensation of our CEO and CFO and compare it to those of similar financial institutions. The consultant’s assignment was to gather data from comparable financial institutions through publicly available data, with the focus on annual incentive compensation, in particular appropriate payouts based on Company performance as compared to peers.  Our goal, in this process, was to compare our total incentive payments to those of other similar financial institutions and determine how we rank. The Committee also retained a consultant to assist in the drafting of the CD&A for inclusion in this Proxy Statement as well as the 2007 Proxy Statement.

In order to establish each NEO’s compensation in 2007, the Company used a peer group recommended by the consultant as the basis for determining executive compensation, along with other information provided by the consultant.  The Committee also perused additional articles which identified anticipated salary increases effective for 2008 to be near 5.2%, on average, however this information was not categorized by region, asset size or performance.  Conversely, the Committee believes that the consultant produced relevant and reliable information in order to assess the competitive landscape for bank executives with comparable job scope. The consultant’s 2007 study was presented to the Committee in December 2007.    The Committee determined, based on discussions with the compensation consultant, that compensation for a select peer group of twenty-one banking organizations with assets of $658 million to $1.4 billion was an appropriate benchmark for the Company. The peer group was comprised of the following organizations:

Southern Community Financial	Winston-Salem, NC
Capital Bank Corporation	Raleigh, NC
Colony Bankcorp, Inc.	Fitzgerald, GA
Bank of Granite Corporation	Granite Falls, NC
PAB Bankshares, Inc.	Valdosta, GA
Yadkin Valley Financial, NC	Elkin, NC
Southeastern Bank Financial Corporation	Augusta, GA
BNC Corporation	Thomasville, NC
NewBridge Bancorp	Greensboro, NC
First South Bancorp, Inc.	Washington, NC
Cooperative Bankshares, Inc.	Wilmington, NC
Appalachian Bancshares, Inc.	Ellijay, GA
Savannah Bancorp, Inc.	Savannah, GA
Crescent Banking Company	Jasper, GA
Omni Financial Services, Inc.	Atlanta, GA
Peoples Bancorp of North Carolina, Inc.	Newton, NC
Atlantic Southern Financial Group, Inc.	Macon, GA
Crescent Financial Corporation	Cary, NC
Security Federal Corporation	Aiken, SC
Citizens South Banking Corporation	Gastonia, NC
Henry County Bancshares, Inc.	Stockbridge, GA

The consultant noted that the Company’s earnings per share (“EPS”) growth for the first three quarters of 2007 was greater than each of the peer banks for the same period.  Similarly, the Company’s asset growth for the first three quarters remained above the 50th percentile of the peer group.

Objectives and Elements of our Compensation Programs

Our Committee believes that compensation of executive officers and others should be a result of the Company’s operating performance and should be designed to aid the Company in attracting and retaining high-performing executives. The objectives of our compensation program guidelines are to establish incentives for certain executives and others to achieve and maintain short-term and long-term operating performance goals for the Company, and to provide compensation that recognizes individual contributions as well as overall business results. We believe incentive compensation should be correlated to shareholder value. We further understand that our executives and their teams cannot directly control the stock market, our stock price or the market economy in general. However, they can affect earnings, which affects shareholder value, and, they can affect growth, which affects future earnings, which affects shareholder value. Our incentive compensation guidelines are designed such that there is a degree of directional consistency between earnings and growth versus incentive compensation payments. The focus of our executive compensation policy is to correlate changes in total compensation with changes in the value created for our shareholders, while at the same time continually monitoring marketplace compensation ranges and making appropriate adjustments. These adjustments are intended to assure that our executive compensation packages are competitive, in order to retain our critical personnel.

Compensation Program Design

The NEOs’ compensation is comprised of the following elements: base salary, cash based short-term annual incentives, long term stock incentives, qualified and non-qualified retirement arrangements, employment agreements and split dollar agreements.

Base Salary. We strive to pay competitive base salaries to attract and retain our executives. We primarily use data supplied by a compensation consultant to assist the Committee in determining appropriate benchmarks.  We pay our executives cash salaries intended to be competitive, taking into account the individual’s experience, performance, responsibilities, as well as past and potential contributions to the Company. Base salaries for executives are generally targeted to be comparable with salaries paid to executives of peer banks of similar asset size, complexity and with similar products and markets.

On February 13, 2007 and February 21, 2007, our Board approved salaries for the CEO and the CFO, respectively, effective January 22, 2007. Based on recommendations from the Compensation Committee, the Board approved the following for 2007:

Executive	Base Salary
William G. Stevens	$255,528
R. Wesley Brewer	$154,000

During 2007, the Committee determined that there is an industry trend reflecting that inside directors serve as uncompensated board members.  Therefore, the Committee adjusted the CEO’s salary to include the estimated annual director’s fees that would have been paid to him during 2008.  This adjustment increased the CEO’s salary to $280,128. Accordingly, the CEO will no longer receive separate fees for service as a member of the Board of Directors.

On February 12, 2008, the Committee authorized an increase in the CEO’s salary, which the Board approved and made effective January 21, 2008.  The increase amounted to $8,404 and represents a 3% increase in the CEO’s salary.  The Committee also recommended an increase of $10,000 in the CFO’s salary effective January 21, 2008. This increase for the CFO equates to a 6.49% increase over his current salary. The table below reflects the new salary amounts.

Executive	Base Salary
William G. Stevens	$288,532
R. Wesley Brewer	$164,000

The Committee relied on current industry data in determining an appropriate salary increase for the NEOs.  Based on information provided by the compensation consultant the CEO’s adjusted salary of $288,532 for 2008 is similar to that paid CEO’s of peer banks similar in asset size, complexity and with similar products and markets.  This is consistent with the bank’s philosophy of targeting compensation near salaries paid by peer banks, especially considering the bank’s performance as compared to peers.  The CFO received a salary increase for 2008 to bring his current salary in line with that paid by peer banks similar in asset size, complexity and with similar products and markets as detailed in the report dated December, 2007 prepared by the compensation consultant.

Cash Based Short-Term Annual Incentives. The Company provides the executives an opportunity to receive annual cash incentive awards predicated on bank performance in the current year. We use annual cash incentives to focus attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of an Annual Incentive Plan. The target performance levels for the Plan are set annually by the Board of Directors, upon recommendations by the Committee, with discretionary adjustments possible from time to time and are adjusted according to the desired strategic objectives.  A performance threshold for each measure ensures that bonuses are not paid for substandard accomplishments. The primary performance emphasis is on EPS and earning asset growth. The table below shows the actual award for each NEO that was earned in 2007 and paid in 2008.

Executive	Actual Award
William G. Stevens	$130,000
R. Wesley Brewer	$79,000

The purpose of this type of cash award is to motivate and retain our executives as well as reward performance consistent with our overall business strategy.  The amounts earned for 2007 and paid in 2008 are consistent with the intent of the Committee to provide incentive opportunities to the executives to earn awards similar to those paid to peers for similar performance.  The “target” incentive for the CEO was designed to provide up to 50% of salary as a cash incentive for attaining targeted performance goals, which is in line with market practices and consistent with the documentation and recommendations provided by the compensation consultant.  Actual performance was above the peer median (50th percentile) and the payment to the CEO represents approximately 51% of his 2007 base salary.  The cash incentive payment to the CFO also represents approximately 51% of his 2007 base salary and is consistent with the Committee’s intent to reward  performance similar to that realized by peers for similar results.

Equity Awards. Our Committee and/or Board of Directors award equity grants, either stock options (“ISOs”) or Restricted Stock. Generally these awards are granted to our executives for the purpose of long-term incentives, as well as to more closely align the executive’s interest to our long-term interests. These equity awards have a ten-year life with a three-year vesting period, with no flexibility. We believe that by granting long-term stock options to our executives, it better aligns the interest of the executives with the interest of our shareholders.  The Board exercises discretion in the awarding of restricted stock. The number of shares awarded is influenced by the Company’s overall performance measures relative to peer banks (asset growth, ROAA, ROAE, net interest margin, efficiency ratio, core EPS growth), however other factors may enter into the decision to award restricted stock such as employee retention. Beginning in 2004, we granted restricted stock to the NEOs that cliff vest on the third anniversary. Restricted stock grants are priced and accounted for using the closing market price of our common stock on the official award date. On January 10, 2008 the Committee recommended the NEOs be granted restricted stock based on overall bank performance for 2007, which the Board approved as of February 1, 2008 as follows:

Executive	Actual Award
William G. Stevens	4,000
R. Wesley Brewer	2,000

These restricted stock grants have a fair market value at date of grant of $62,920 and $31,460, respectively, based on the grant date share price of $15.73 per share.  The Company includes this as compensation expense for each executive in accordance with SEC requirements and with accounting rules established by the Financial Accounting Standards Board (FASB).  Financial Accounting Standard 123R (FAS 123R) requires the fair market value of restricted stock be expensed ratably over the vesting period of the award.  These grants to Messrs. Stevens and Brewer cliff vest on February 1, 2011.

The annual recorded expense of these awards, as included in compensation, equates to approximately $20,973 for Mr. Stevens and $10,486 for Mr. Brewer.  This represents approximately 7% and 6%, respectively, of current salary for each of the NEOs and is similar to awards as a percentage of salary granted to executives of peer banks for similar performance.  This is consistent with the Committee’s previously stated objective to reward the NEOs with long term incentive awards similar to those paid peers.

As a public company, our Committee’s equity award process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or stock option exercise prices. Similarly, we expect that the release of material nonpublic information will not be timed with the purpose or intent to affect the value of executive compensation.

Executive Retirement Benefits. We also have a non-qualified, unfunded supplemental executive retirement plan arrangement (“SERP”) in place for the NEOs, Messrs. Stevens and Brewer, in the form of a Salary Continuation Agreement. We provide a SERP to the NEOs as an important part of their overall compensation package. In addition, the NEO’s SERP includes important retention provisions that protect the Company upon the officer’s termination of employment. We believe that these SERPs help support the objective of maintaining a stable, committed, and qualified team of key executives that are focused on the long-term performance of the Company.

We currently have SERPs with Messrs. Stevens and Brewer that have been in place since October 17, 2002. For Mr. Stevens, the SERP allocates a supplemental retirement benefit of 49.45% of average annual cash compensation over the most recently completed three (3) calendar years of employment that will be paid in equal monthly installments for 18 years starting at age 65. For Mr. Brewer, the SERP allocates a benefit of 40% of average annual cash compensation over the most recently completed three (3) calendar years of employment that will be paid in equal monthly installments for 21 years starting at age 62. These benefit payments would remain the same under a change-in-control provision that is incorporated into the SERP. The participant is entitled to a change in control benefit only in the event of the participant’s termination of employment following a change in control, payable at normal retirement age (August 31 following attainment of age 65 for Stevens and age 62 for Brewer).

In the event of death or disability, we are obligated to pay Messrs. Stevens and Brewer, or beneficiaries, in lieu of any other benefit under the Salary Continuation Agreements, a lump sum benefit within ninety days of the death or termination of employment, respectively. The lump sum benefit is based on 100% vesting of the balance in the executive’s accrual account at the end of the plan year (currently August 31st) immediately prior to the date of termination due to death or disability. We discuss the associated payments under “Potential Benefits Payable Immediately Upon Certain Separation Events”.

In the event of termination of employment for reasons other than death, disability, retirement, change in control, or termination for cause, Mr. Stevens and Mr. Brewer are entitled to an annual payment under the terms of the SERP. The benefit amount is tied to their annual compensation, and it is equal to the vested portion of the executive’s SERP accrual account at the end of the Plan Year immediately prior to the date of termination. The benefit is payable in twelve equal monthly installments for eighteen years following Mr. Stevens attaining the age of sixty-five and twenty-one years following Mr. Brewer attaining the age of sixty-two (the “Other Termination Payments”). These Other Termination Payments vest ten percent for each year of service with the Company (or its predecessor). As of the date hereof, Mr. Stevens is already fully vested, while Mr. Brewer became 100% percent vested during 2007.

Split Dollar Agreements. Each of our NEOs has a Split Dollar Agreement entered into on December 31, 2003, whereby the Company purchased single premium life insurance on the executives. Upon the executive’s death, his beneficiary is entitled to a benefit equal to sixty percent of the Net Death Proceeds.   The Net Death Proceeds represents the total death proceeds less the cash surrender value of the policy.  The Company is the owner of the policy and is entitled to receive an amount equal to the Cash Surrender Value of the policy and forty percent of the additional death proceeds upon the executive’s death. The executives include the imputed value of the premium paid by the bank for the portion of the insurance benefit due their beneficiary, upon the NEO’s death, as taxable income each year. The Net Death Proceeds benefit for Messrs. Stevens and Brewer is approximately $1.2 million and $1.44 million respectively. We believe this is a valuable method to retain our executives.

Other Compensation. The NEOs participate in the Company’s broad-based employee benefit plans, such as medical, dental, disability, 401k and term life insurance programs. Mr. Stevens also receives the exclusive use of a company car, and Mr. Brewer receives an automobile allowance. Messrs. Stevens and Brewer also receive paid country club memberships and long term care insurance premiums.

Employment Agreements. The Company entered into Employment Agreements with each of the NEOs effective March 3, 2008.  Under the terms of the agreement, each NEO is entitled to certain payments in the event of termination by the Company for other than Cause or in the event of termination by the executive for “Good Reason”.  The payments due each of the NEOs for any of the covered events is as follows:

Payments and Benefits	For Cause	Termination without Cause or for Good Reason	Change in Control Payments	Death or Disability
Base Salary	None	2 times current salary	2.99 times current salary, if terminated	None
Annual Cash Incentive	None	2 times average received for the most recent 3 years	2.99 times average received for the most recent 3 years	None
Non Qualified SERP	None	Present value of accrued benefit at Normal Retirement Age	Normal benefit as though continued to work until retirement age	Accrued balance at event death
280G Tax Gross up	None	N/A	Equal to the excise due as a result of excess parachute payments	N/A
Unvested Stock Options	None	Immediate vesting	Immediate vesting	None
Unvested Restricted Stock Awards	None	Immediate vesting	Immediate vesting	None
Retention Bonus	None	N/A	2.99 times current cash compensation	N/A

Payments are contingent upon the NEO executing a Severance and Release Agreement requiring the NEO to release the Company, its shareholders and any subsidiaries from all claims or suits of any nature arising out of the NEO’s employment with the Company.  Upon expiration of the initial three year term the agreement renews automatically for successive one year terms unless either party notifies the other of their intent not to renew at least 270 days prior to the end of the term.

     Tax Considerations. The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and to seek to qualify the Company’s performance-based cash and equity-based compensation for exclusions from Section 162(m) so such compensation will qualify as a tax deductible expense. The Annual Cash Incentive Plan and the Incentive Stock Compensation Plan are designed to constitute “performance based compensation”. Compensation for the NEOs currently is not in excess of the limit imposed by Section 162(m) of the Internal Revenue Code and all of the compensation the Company paid in 2007 to the NEOs is expected to be deductible under Section 162(m).  The Committee will continue to evaluate whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.  The Committee retains the flexibility to pay non-deductible compensation if it believes this is in the best interests of the Company.

Stock Ownership Requirements. In accordance with the requirements of South Carolina banking law, each of the directors of CapitalBank is required to own unencumbered and unpledged shares of the Company’s common stock having an aggregate book value as of December 31st of the most recent year of at least five hundred dollars. Other than this statutory stock ownership requirement, we have not adopted formal stock ownership requirements for our NEOs and board members. We encourage our NEOs and Directors to make investments in our Company stock as a long term investment, but do not have a policy related to any required or target levels of investment.

Adjustment or Recovery of Awards. The Company has not adopted a formal policy and the employment agreement does include provisions that enable recovery, or “clawback”, of incentive awards in the event of misstated or restated financial results. However, Section 304 of Sarbanes-Oxley provides limited ability to recover incentive awards in certain circumstances. If the Company is required to restate its financials due to noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse the Company for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities of the Company during those 12 months.

NAMED EXECUTIVE OFFICER COMPENSATION

The table below summarizes the compensation paid or accrued by the Company during the fiscal years ended December 31, 2007 and 2006 for (i) the Company’s Chief Executive Officer and; (ii) the Company’s Chief Financial Officer. When setting total compensation for each of the NEOs, the Committee reviews available data presented by outside consultants, management and other reliable sources which compares the executive’s current compensation, including equity and non-equity based compensation to market practices and historical Company paid compensation for prior years. Each of the NEOs has entered into an employment agreement with the Company, the terms of which are detailed in the previous section of this discussion.

Amounts listed under the column titled “Non-Equity Incentive Plan Compensation,” were determined by the Compensation Committee during meetings held in 2006 and 2007 and were paid out shortly after year end.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Comp. ($) (5)	Total ($) (6)
William G. Stevens, President/CEO	2007	$255,528	$120,737	-	$130,000	$237,344	$48,968	$792,577
	2006	$245,700	$109,546	-	$71,000	$207,978	$46,618	$680,842

R. Wesley Brewer, CFO, EVP and Secretary	2007	$154,000	$69,127	-	$79,000	$11,560	$21,532	$335,219
	2006	$149,000	$51,731	-	$38,000	$9,782	$20,613	$269,126

(1)
Stock Awards – Represents the proportionate amount of the total fair value of stock awards recognized as expense by the Company in the 2007 financial statements for equity based compensation in accordance with Financial Accounting Standards Board standards as stated in FAS 123R.  The amounts reported in the column “Stock Awards” represent shares of unvested Restricted Stock granted to each of the NEOs for 2007, 2006 and 2005, with specific details provided in the table below. See notes to the Company’s consolidated financial statements for the relevant valuation and expense assumptions for equity based compensation awards.

NEO	Grant Date	Shares Awarded* (#)	Vesting period	Price at Grant date* ($)	2006 FAS 123R Expense ($)	2007 FAS 123R Expense ($)

William G. Stevens	8/24/2004	6,000	3 years	$21.30	$42,600	$24,850
	1/21/2005	6,900	3 years	$20.00	$46,000	$46,000
	2/1/2006	3,450	3 years	$19.87	$20,945	$22,850
	2/1/2007	4,887	3 years	$18.10	$0	$27,037

NEO	Grant Date	Shares Awarded* (#)	Vesting period	Price at Grant date* ($)	2006 FAS 123R Expense ($)	2007 FAS 123R Expense ($)

R. Wesley Brewer	8/24/2004	1,000	3 years	$21.30	$7,100	$4,142
	1/21/2005	4,600	3 years	$20.00	$30,667	$30,667
	2/1/2006	2,300	3 years	$19.87	$13,964	$15,233
	2/1/2007	3,450	3 years	$18.10	$0	$19,085
*Adjusted for 15% stock dividend in November 2007.

The amount reported for 2006 reflects the actual expense that should have been reported for that year and is different than originally reported in the proxy statement filed April 9, 2007.  The amount reported in the proxy last year reflected the full fair market value of the restricted stock awards granted in 2007 and not the reportable expense for the unvested shares as of December 31, 2006, as required by FAS 123R.  This is attributable to a determination in December, 2006 by the SEC to use FAS 123R for purposes of reporting equity compensation in the Summary Compensation Table instead of fair market value as previously indicated.

(2)
Option Awards - Represents the proportionate amount of the total fair value of stock option awards recognized as expense by the Company in the 2007 financial statements for equity based compensation in accordance with Financial Accounting Standards Board standards as stated in FAS 123R.  The amounts reported in this column represent the unvested options granted in prior years.  All previously issued options granted to the NEOs vested prior to 2006.  Accordingly, no expense for these options was recorded in 2006 or 2007. The amounts above reflect the expense to be recorded for the following grants under FAS123R.

(3)
Non Equity Incentive Plan Compensation – Represents compensation attributable to the Company’s performance based Annual Incentive Plan which uses a pooled approach based on asset and EPS growth targets.

(4)
Change in Pension Value and Non Qualified Deferred Compensation Earnings- represents the change in each NEO’s accrual account balance associated with a non-qualified, defined benefit Supplemental Executive Retirement Plan (SERP). The amounts shown include both company contributions and earnings on prior accruals, with annual accruals based on the terms of Salary Continuation Agreements discussed further under Pension Benefits in this proxy. The increase in value for 2007 reflects factors such as the executive’s age, current compensation, projected retirement benefit, and anticipated future accruals prior to retirement.

(5)
All other Compensation – Represents the amounts paid to or on behalf of the NEOs for insurance premiums, memberships, auto allowance and, in the case of the CEO, director’s fees.  The amounts for each year are detailed below.

All Other Compensation	Year	Director Fees	Life Insurance Premiums	401k Match	Imputed income BOLI Death Benefit	Executive Mileage	Country Club Dues & Assessments	Long Term Care Premiums
CEO	2007	$21,200	$390	$9,450	$9,265	$899	$6,349	$1,415
CEO	2006	$18,900	$390	$9,900	$8,520	$922	$6,314	$1,672
CFO	2007	n/a	$390	$8,513	$1,580	$5,501	$4,935	$613
CFO	2006	n/a	$390	$8,457	$1,546	$5,426	$4,070	$724

(6)
Total – Represents the sum of all compensation paid to the NEO for 2007 and 2006.  The amount reported for 2006 is different than reported in the Proxy filed April, 2007 due to the exclusion of the amount reported as a Change in Pension Value and Nonqualified Deferred Compensation Earning from the total reported for that year.  We have corrected that oversight in this filing.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes certain information regarding grants of plan-based awards to the NEOs in 2007 and 2006:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (1)	Securities Underlying Options (#)	Option Awards ($/Sh)	Stock and Option Awards

William G. Stevens	02/01/07	-	-	-	-	-	-	4,887			$88,485

	2/1/2006	-	-	-	-	-	-	3,450	-	-	$68,550

R. Wesley Brewer	02/01/07							3,450			$62,460

	2/1/2006	-	-	-	-	-	-	2,300	-	-	$45,700

(1)
All Other Stock Awards – Represents the award of restricted shares during 2007 and 2006.  All amounts have been adjusted to reflect the 15% stock dividend in November 2007.  The shares vest 100% on the third anniversary of the grant date.  The fair market value of the shares at date of grant  are expensed according to FAS 123R and reflected in the Summary Compensation Table under Stock Awards. Assumptions used in calculating the expense of these awards are included in the notes to the Company’s consolidated financial statements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2007 and December 31, 2006.

		Options Awards					Stock Awards
Name	Fiscal Year End	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		(1)							(2)	(3)
William G. Stevens	2007	-	-	-	-	-	-	-	6,900	$103,362
		-	-	-	-	-	-	-	3,450	$51,681
		-	-	-	-	-	-	-	4,887	$73,207

R. Wesley Brewer	2007	6,900	0	0	$12.43	01/15/08	-	-	4,600	$68,908
		5,721	0	0	$17.48	01/14/09	-	-	2,300	$34,454
		-	-	-	-	-	-	-	3,450	$51,681

William G. Stevens	2006	-	-	-	-	-	-	-	6,900	$123,510
		-	-	-	-	-	-	-	6,900	$123,510
		-	-	-	-	-	-	-	3,450	$61,755
		-	-	-	-	-	-	-	4,887	$87,477

R. Wesley Brewer	2006	5,000	0	0	$12.50	03/20/07	-	-	1,150	$20,585
		6900	0	0	$12.43	01/15/08	-	-	4,600	$82,340
		5,721	0	0	$17.48	01/14/09	-	-	2,300	$41,170
		-	-	-	-	-	-	-	3,450	$61,755

(1)
Number of Securities Underlying Unexercised Options Exercisable - Represents the number of vested stock options as of December 31, 2007 and December 31, 2006. All amounts have been adjusted to reflect the 15% stock dividend in November 2007.  The options vest and become exercisable on the first anniversary of the grant date, subject to the holder’s continued employment. Options expire five years from the date of grant.

(2)
Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested - Represents the number of unvested shares of restricted stock as of December 31, 2007 and December 31, 2006. All amounts have been adjusted to reflect the 15% stock dividend in November 2007.  The restricted stock vests 100% on the third anniversary of the date of the grant, subject to the holder’s continued employment.

(3)
Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested - Represents the market value of unvested shares of restricted stock as of December 31, 2007 and December 31, 2006. Amounts in this column reflect the closing price of the common stock of $14.98 as of December 31, 2007 and $17.90 as of December 31, 2006. All amounts have been adjusted to reflect the 15% stock dividend in November 2007.  The restricted stock will cliff vest on the third anniversary of the date of the grant, subject to the holder’s continued employment.

OPTION EXERCISES AND RESTRICTED STOCK VESTED

The following table details the options and stock awards vested and/or exercised during 2007 and 2006.

Name	Year	Option Awards (1)		Stock Awards (3)
		Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)(2)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William G. Stevens	2007	-	-	6,000	$123,000

R. Wesley Brewer	2007	5,000	$40,100	1,000	$20,500

R. Wesley Brewer	2006	3,150	$43,817	-	-

(1)	Number of shares Acquired on Exercise and Value Realized – Relates to stock options exercised during 2007 and 2006.

(2)	Value Realized upon Exercise – Represents the amount equal to the excess of the fair market value of the shares at the time of exercise over the exercise price.

(3)
Number of Shares Acquired on Vesting and Value Realized – Reflect the number of restricted shares of the grant awarded in 2004 and vested in 2007 on the third anniversary of the grant date.  The closing price of the stock on that date was $20.50 per share.

PENSION BENEFITS

The following table represents the Present Value of the amount necessary to provide the vested retirement benefit to each of the NEOs covered by a Salary Continuation Agreement (SERP).  The information is as of December 31, 2007 and December 31, 2006.

Name		Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

William G. Stevens	2007	CapitalBank Salary Continuation Agreement	20	$860,581	-

	2006	CapitalBank Salary Continuation Agreement	19	$623,237	-

R. Wesley Brewer	2007	CapitalBank Salary Continuation Agreement	10	$40,463	-

	2006	CapitalBank Salary Continuation Agreement	9	$28,903	-

NON-QUALIFIED DEFERRED COMPENSATION

The Company does not maintain or offer any Deferred Compensation arrangements to any of the NEO’s and does not guarantee above market earnings to the NEO’s in any agreement or deferred compensation arrangement, including the Salary Continuation Agreement (SERP) detailed in the foregoing Pension Benefits Table.  The table below is presented solely to illustrate the Company’s  position regarding Deferred Compensation.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year ($)

William G. Stevens	-	-	-	-	-

R. Wesley Brewer	-	-	-	-	-

POTENTIAL BENEFITS PAYABLE UPON CERTAIN TERMINATION EVENTS

The table below and the notes that follow provide estimated amounts that would have been payable to each of the NEOs had the specified separation events occurred on December 31, 2007 or after adoption of the Employment Agreements for each of the NEOs. The table shows only those events that would trigger additional payments to the NEOs beyond compensation earned through the date of termination. For example, in the event of termination for cause (generally referring to misconduct or failure to perform the duties of the position), executives receive no additional compensation or accelerated vesting of outstanding equity grants.

Potential Payments Upon Termination - William G. Stevens

Payments and Benefits	Voluntary Termination without Good Reason or Termination with Cause (1)	Involuntary Termination without Cause or Termination by Executive for Good Reason (2)	Termination Related to Change in Control (3)	Death (4)	Disability (4)	Normal Retirement (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance Payments and Benefits
Base Salary	$0	$577,064	$862,711	$0	$0	$0
Annual Cash Incentive	$0	$215,825	$322,659	$0	$0	$0
401K matching contributions	$0	$31,050	$0	$0	$0	$0
Non Qualified SERP	$0	$1,596,706	$1,359,863	$785,297	$785,297	$860,581
Life Insurance	$0	$0	$0	$1,200,000	$0	$0
280G tax gross-up	$0	$0	$1,266,017	$0	$0	$0
Equity Awards
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock awards	$0	$90,035	$90,035	$90,035	$90,035	$0

Potential Payments Upon Termination – R. Wesley Brewer

Payments and Benefits	Voluntary Termination without Good Reason or Termination with Cause (1)	Involuntary Termination without Cause or Termination by Executive for Good Reason (2)	Termination Related to Change in Control (3)	Death (4)	Disability (4)	Normal Retirement (5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Severance Payments and Benefits
Base Salary	$0	$328,000	$490,360	$0	$0	$0
Annual Cash Incentive	$0	$144,990	$216,760	$0	$0	$0
401K matching contributions	$0	$59,012	$0	$0	$0	$0
Non Qualified SERP	$0	$1,849,675	$303,521	$36,417	$36,417	$40,463
Life Insurance	$0	$0	$0	$1,440,000	$0	$0
280G tax gross-up	$0	$0	$488,778	$0	$0	$0
Equity Awards
Unvested Stock Options	$0	$0	$0	$0	$0	$0
Unvested Restricted Stock awards	$0	$62,434	$62,434	$62,434	$62,434	$0

(1)
Voluntary Termination without Good Reason or Termination with Cause – In the event the executive terminates his employment with the Company voluntarily and with no Good Reason (as defined in the NEO’s Employment Agreement), or if the Company terminates the NEO’s employment for Cause (as defined in the Employment Agreement), then all of the Company’s obligations to the executive cease and no further compensation is owed to the executive.  Additionally, all unvested stock awards terminate.

(2)
Involuntary Termination without Cause or Termination by Executive for Good Reason - In the event of termination for reasons other than cause, death, change in control (CIC), or, Disability,  the SERP provides a benefit equal to the executive’s vested accrual account balance as of the end of the plan year (August 31) immediately prior to the termination date. This benefit vests 10% for each year of service. Messrs. Stevens and Brewer are fully vested in the benefit as of August 31, 2007. The amount shown represents the present value of the benefit as of December 31, 2007, but the benefit is not payable until normal retirement age.  The Employment Agreement states that in the event of termination by the bank without Cause or by the executive for Good Reason, the executive is entitled to the SERP benefit  and the 401K benefit he would have received had he stayed until normal Retirement Age (65 for Mr. Stevens and 62 for Mr. Brewer) and is entitled to receive the full amount upon termination of employment.   The executive is also entitled to a  cash payment equal to 2 times current salary, 2 times the most recent three year average of cash incentives paid under the Annual incentive Plan and all unvested stock awards immediately vest.  The amounts in column (c) are the estimated amounts due the NEOs in these payments are triggered by a qualifying event.

(3)
Termination Related to Change in Control - In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee within  one hundred and twenty days prior to or ten days following a change of control, except for Cause, Death or Disability, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and stock option grants in addition to 2.99 times salary and cash incentive, calculated as noted above, and the present value of the SERP benefit due the executive to provide the benefit he would have received upon retiring, with payments commencing upon Normal Retirement Age. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Stevens and Brewer in the event of a change of control and the subsequent additional payments by the Company to make the executive whole to be $1,266,017 and $488,778, respectively. As a result, the Company has assumed a personal income tax rate of 43.45% (35% Federal, 7% state, 1.45% FICA) for each executive and has included the additional gross up amount in the table above. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters would be extended over a period of time such that the executive’s compensation would likely not be subject to section 280(g) of the Internal Revenue Code.

(4)
Death or Disability – The Company’s obligation in the event of Death is limited to earned but unpaid cash incentive awards, the accrued balance in the SERP, unvested stock awards and the insurance amount due according to the Split Dollar Plan.  The amount reflected for Life Insurance is the Split Dollar obligation and is secured by a life insurance policy on the executive’s life in an amount greater than the Life Insurance amount due in column (e).  Similar payments are due in the event the executive becomes disabled as defined in the Company’s disability plan with the exception of the life insurance payment.

(5)
Normal Retirement – The SERP value shown for each NEO’s Normal Retirement benefit is his 2007 year-end accrual account balance. The account balance is the sum of all past accruals, plus interest earning on the accruals as specified in the agreement. The accrual account balance is based on the present value of the targeted retirement benefit (i.e., 49.45% and 40% of final three-year average compensation for Messrs. Stevens and Brewer, respectively. The account balance as of December 31, 2007 is the amount that needs to be set aside today in order to provide an eventual benefit upon retirement as specified in the SERP. In calculating the present value, we assume each executive’s compensation will increase 4% annually until retirement, annual accruals will continue between now and retirement, and all amounts in the account will be credited with interest as specified in the agreement.

Split Dollar Agreements

CapitalBank has entered into a Split Dollar Agreement with William G. Stevens as of December 31, 2003, a copy of which is available from us or from our public filing of a Form 10-K with the Securities Exchange Commission as of March 26, 2004. Under the Split Dollar Agreement, as long as Mr. Stevens continues to be employed by us until the earliest of August 31st following his sixty-fifth birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life. The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is sixty percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Stevens’ death.

CapitalBank has also entered into a Split Dollar Agreement with R. Wesley Brewer as of October 17, 2002, a copy of which is available from us or from our public filing of a Form 10-Q with the Securities Exchange Commission as of November 13, 2002. Under the Split Dollar Agreement, as long as Mr. Brewer continues to be employed by us until the earliest of August 31st following his sixty-second birthday, the date of termination of employment on account of disability, or the date of a change of control, he has the right to designate a beneficiary of any remaining death proceeds of an insurance policy owned by CapitalBank on his life. The remaining proceeds are those proceeds remaining following the payout to CapitalBank of death proceeds equal to the greater of: (a) the cash surrender value of the policy; (b) the aggregate premiums paid on the policy by CapitalBank less any outstanding indebtedness to the insurer; or (c) the total death proceeds less the split dollar amount, which is fifty percent of the difference between the total policy death proceeds and the policy cash surrender value at the date of Mr. Brewer’s death. CapitalBank shall not sell, surrender, or transfer ownership of the policy while the Agreement is in effect without first giving Mr. Brewer or his transferee the option to purchase the policy at its cash surrender value for a period of sixty days from CapitalBank’s written notice of intent to sell, surrender, or transfer.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee establishes and oversees the design and functionality of the Company’s executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis (CD&A) with management of the Company. Based on this review and discussion, we recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement for the 2008 Annual Meeting.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Wayne Q. Justesen, Jr. (Chair)
Harold Clinkscales, Jr.
Patricia C. Hartung
George B. Park
Lex D. Walters, PhD

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the Compensation Committee is or has been our executive officer or employee or an executive officer or employee of any of our subsidiaries. None of the members of the Compensation Committee is or has been a member of the compensation committees of another entity. Mr. Stevens is a director and a member of the compensation committee of the board of Community Bankers Bank in Richmond, Virginia. Mr. Brewer is not a member of the compensation committee, or a director, of another entity.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited consolidated financial statements with management;

•	Discussed with Elliott Davis, LLC, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and letter from Elliott Davis, LLC required by Independence Standards Board Standard No. 1, and discussed with Elliott Davis, LLC its independence.

 In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Audit Committee of the Board of Directors.

Lex D. Walters, PhD, Chairman
Patricia C. Hartung
Clinton C. Lemon, Jr.Miles Loadholt

MISCELLANEOUS

Does the company have a code of ethics?

We adopted a Senior Financial Officer Code of Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  We have filed a copy of this code as Exhibit 14 to our annual report on Form 10-K, which was filed with the Securities and Exchange Commission as of March 26, 2004.

How do shareholders communicate with the Board?

Shareholders and other parties interested in communicating directly with the Board may do so by addressing correspondence to our Chairman of the Board at the address indicated on page one of this proxy statement.  Shareholders and other parties interested in communicating directly with individual Board members may do so by addressing correspondence to the individual Board member at the address indicated on page one of this proxy statement.  The corporate Secretary or his designee will review all such correspondence and regularly forward to the Board a summary of the correspondence and copies of the correspondence that, in the opinion of the corporate Secretary, deals with the functions of the Board or its committees or that he otherwise determines requires their attention.  Directors may at any time review a log of all correspondence received by the company that is addressed to members of the Board and request copies of such correspondence.  Concerns relating to accounting, internal controls, or auditing matters may be addressed to the attention of our internal audit department, who will forward such correspondence to our Audit Committee.

When are shareholder proposals for the 2009 Annual Meeting due?

If you would like to have a proposal considered for inclusion in the proxy statement for the 2009 annual meeting, we must receive your written proposal at the address on the cover of this proxy statement, attention Corporate Secretary, no later than December 12, 2008.  Each shareholder submitting proposals for inclusion in the proxy statement must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, including without limitation being the holder of at least $2,000 in market value, or 1%, of the securities entitled to be voted on the proposal at the annual meeting for at least one year by the date the shareholder submits the proposal and continue to hold those securities through the date of the 2009 annual meeting.

If you wish to submit a proposal for consideration at the 2009 annual meeting, but which will not be included in the proxy statement for the meeting, we must receive your proposal in accordance with our Bylaws.  Our Bylaws require timely advance written notice of any proposals to be presented at an annual meeting of shareholders.  For a notice to be timely, it must be received at our principal offices at the address on the cover of this proxy statement sixty days, but not more than ninety days, prior to the anniversary date of the immediately preceding annual meeting of shareholders.  In other words, proposals for the 2009 annual meeting must be received by at least March 23, 2009 but not prior to February 20, 2009.  However, if the 2009 annual meeting is not held within thirty days before or after May 21, 2009, then for the notice by the shareholder to be timely, it must be received at our principal offices at the address on the cover of this proxy statement not later than the close of business on the tenth day following the date on which the notice of the 2009 annual meeting was actually mailed.  The notice must give:  (a) a brief description of the business desired to be brought before the 2009 annual meeting (including the specific proposal(s) to be presented) and the reasons for conducting the business at the 2009 annual meeting; (b) the name and address, as they appear on our books, of the shareholder(s) proposing the business; (c) the class and number of shares that are held beneficially, but not held of record, by the proposing shareholder(s) as of the record date for the 2009 annual meeting, if the date has been made publicly available, or as of a date within ten days of the effective date of the notice by the proposing shareholder(s) if the record date has not been made publicly available, and (d) any interest of the proposing shareholder(s) in the business.  Shareholders desiring to make proposals to be presented at the 2009 annual meeting are directed to these requirements as more specifically set forth in our Bylaws, a copy of which is available upon request to our Corporate Secretary at the address listed on the cover of this proxy statement.  The chairman of the 2009 annual meeting may exclude from the meeting any matters that are not properly presented in accordance with these Bylaw requirements.

Notwithstanding the foregoing, our Articles entitle any shareholder entitled to vote for the election of directors to make nominations for the election only by giving written notice to our Secretary at least thirty days but not more than sixty days prior to the annual meeting of shareholders at which directors are to be elected, unless the requirement is waived in advance of the meeting by the affirmative vote of eighty percent of our directors.

ANNUAL REPORT ON FORM 10-K

We are delivering to our shareholders a copy of our Annual Report on Form 10-K for the year ended December 31, 2007.  Shareholders to whom this proxy statement is mailed who desire an additional copy of the Annual Report on Form 10-K may obtain one without charge by making written request to R. Wesley Brewer, Chief Financial Officer, P. O. Box 218, Greenwood, South Carolina 29648.

By Order of the Board of Directors,

William G. Stevens
President and Chief Executive Officer

Greenwood, South Carolina	Patricia C. Hartung
April 11, 2008	Chairman of the Board

APPENDIX A

COMMUNITY CAPITAL CORPORATION

Amended and Restated Audit Committee Charter

Effective as of November 28, 2007

Purpose

The purpose of the audit committee is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation.  In addition, the committee is charged with the responsibility of reviewing the systems of internal controls which management and the Board have established and appointing and retaining independent accountants and other outside consultants as necessary to carry out its duties.

Organization

The Board of Directors of the Corporation has heretofore established an audit committee as a committee of the Board of Directors.  The audit committee shall hereafter be composed of not less than three directors, designated from time to time by the Board of Directors, who are not employees of the Corporation or its subsidiaries and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as members of the committee, and are otherwise independent as defined by Rule 10A-3(b)(1) of the Securities and Exchange Act of 1934 and meet the requirements for audit committee membership as set forth in Rule 4350(d)(2) of the NASDAQ Marketplace Rules.

Members of the audit committee shall also have the ability to read and understand fundamental financial statements.  At least one member of the audit shall, at all times, have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.  Members of the audit committee shall be subject to the same standards of conduct as every member of the Board of Directors and nothing contained in this Charter shall be deemed to have added to or increased those standards.

Delegation of Authority

The Board of Directors hereby delegates to the audit committee the authority to do the following and all things incidental thereto:

Responsibilities and Duties

1)
To appoint and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation. Such registered public accounting firm shall report directly to the committee, and the committee shall establish and oversee the payment of the audit fees of such independent auditors and pre-approve any non-audit services provided by the independent auditors, including tax services, before the services are rendered.

2)
To require from the independent auditors a formal written statement delineating all relations between the independent auditors and the Corporation, consistent with Independence Standards Board Standard 1, and to actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and to take, or recommend that the full board take, appropriate action to oversee the independence of the independent auditors.

3)
To review the scope of the proposed audit for the current year, the audit procedures to be used, and, at the conclusion thereof, to meet with the independent auditors and financial management to review such audit, including any comments or recommendations of the independent auditors.

4)	To resolve any disagreements between management and the independent auditors regarding financial reporting.

5)
To review and evaluate the performance of the independent auditors, to review with the full Board of Directors any proposed discharge of the independent auditors and, after such review with the full Board of Directors, to discharge the independent auditors.

6)	To oversee the accounting and financial reporting processes of the Corporation and the audits of the financial statements of the Corporation.

7)
To oversee the internal audit function of the Corporation and to review and approve the proposed internal audit plan for the coming year and the coordination of such plan with the independent auditors.

8)
To review summaries of findings from completed internal audits along with management's responses thereto, and to review progress reports on the current internal audit plan along with explanations for any deviations from the original plan.

9)	To review and concur in the appointment, replacement, reassignment, or dismissal of any director of internal auditing or person with similar functions.

10)
To review with the independent auditors and management the adequacy of the Corporation's internal controls and any significant findings and recommendations of the independent auditors and internal auditors together with management's responses thereto.

11)
To review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and content of the financial statements to be presented to the shareholders and filed with the Securities and Exchange Commission.

12)
To review with the independent auditors and management any changes in accounting principles, any serious difficulties or disputes with management encountered during the audit and any matters required to be discussed by the independent auditors pursuant to SAS No. 61.

13)
To establish and implement procedures for:  (a) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and (b) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

14)	To investigate any matter brought to its attention within the scope of its authority.

15)	To hire outside counsel, accountants or other consultants as the audit committee may determine will be necessary or useful to it in connection with the use of its authority.

16)	To consult with management regarding any aspect of the Corporation's financial information, recordkeeping and reporting.

17)	To make recommendations to the full Board of Directors regarding any aspect of the Corporation's financial information, recordkeeping and reporting.

18)
To direct the payment of compensation to any registered public accounting firms, outside counsel, consultants or other advisers engaged by the committee under this Charter as well as the payment of any ordinary administrative expenses of the committee that are necessary or appropriate to carrying out its functions.

Meetings

1)
The audit committee shall meet at such times and such places as it shall from time to time determine.  All meetings may be conducted by telephone or other legally permissible means.  A majority of the members of the audit committee shall constitute a quorum.

2)	The audit committee may ask members of management or others to attend any part of any of its meetings and provide pertinent information as it may request.

3)	The audit committee will prepare minutes of any actions taken by it for inclusion in the minutes of the Board of Directors.

Continuing Education

Members of the audit committee are encouraged to enhance their knowledge of accounting and related matters by participating in continuing education programs.  The Corporation will reimburse the reasonable costs of participating in such programs.

Amendment or Repeal of Charter

The Board of Directors may amend or repeal this charter and the authority of the audit committee at any time.

APPENDIX B

COMMUNITY CAPITAL CORPORATION

Amended and Restated Nominating Committee Charter

Effective as of November 28, 2007

I.	PURPOSE

The board of directors of Community Capital Corporation (the “Company”) appoints the company’s Nominating Committee (the "Committee") to assist the company’s Board of Directors (the “Board”) in the following tasks:

(a)	the identification of qualified candidates to become Board members;

(b)	the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

(c)	the selection of candidates to fill any vacancies on the Board; and

(d)	the oversight of the evaluation of the Board.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without the requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II.	MEMBERSHIP

The Committee shall be composed of three or more directors, as determined by the Board, each of whom (a) satisfies the independence requirements of the NASDAQ Marketplace Rules, (b) meets the requirements of the Sarbanes-Oxley Act of 2002, (c) meets all requirements of the Rules and Regulations of the Securities Exchange Commission, and (d) has experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee.

The members of the Committee, including the Chair of the Committee (the “Chair”), shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III.	MEETINGS AND PROCEDURES

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings.  A member of the Committee or a person designated by the Committee will keep minutes.  The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with the provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis at least one time per year or more frequently if the Committee deems such meetings to be necessary or desirable.

All Committee members are expected to attend each meeting, in person or via telephone or videoconference.  A majority of the members of the Committee shall constitute a quorum for the conduct of business at any Committee meeting.  The Committee shall act only on the affirmative vote of a majority of members at a meeting at which a quorum is present or by unanimous written consent.

All non-management directors that are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.

The Chair shall report to the Board regarding the activities and proceedings of the Committee at appropriate times and as otherwise requested by the Chairman of the Board.

IV.	DUTIES AND RESPONSIBILITIES

The Committee will carry out the following responsibilities.  These responsibilities are set forth as a guide, with the understanding that the Committee may diverge from this guide as appropriate upon advice of advisors to the Committee given any particular circumstances.

1.           The Committee shall be responsible for Board and Committee membership, including carrying out the following specific duties:

(a)           At an appropriate time prior to each annual meeting of shareholders at which directors are to be elected or reelected, the Committee shall recommend to the Board for nomination by the Board such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

(b)           At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee shall recommend to the Board for appointment by the Board to fill such vacancy, such prospective member of the Board as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

(c)           For purposes of (a) and (b) above, the Committee may consider the following criteria, among any others the Committee shall deem appropriate, in recommending candidates for election to the Board:

(i)	personal and professional integrity, ethics and values;

(ii)
experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

(iii)	experience in the Company’s industry and with relevant social policy concerns;

(iv)	experience as a board member of another publicly held company;

(v)	academic expertise in an area of the Company’s operations; and

(vi)	practical and mature business judgment, including ability to make independent analytical inquiries.

2.           The Committee shall review the performance of each current director and consider the results of such evaluation when determining whether or not to recommend the nomination of such director for an additional term.

3.           The Committee shall consider, develop and recommend to the Board such policies and procedures with respect to the nomination of directors or other corporate governance matters as may be required or required to be disclosed pursuant to any rules promulgated by the Securities and Exchange Commission or otherwise considered to be desirable and appropriate in the discretion of the Committee.

4.           The Committee shall consider, develop and recommend to the Board such policies and procedures with respect to the nomination of directors or other corporate governance matters as may be required or required to be disclosed pursuant to any changes in the NASDAQ Marketplace Rules or otherwise considered to be desirable and appropriate in the discretion of the Committee.

5.           The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

6.           The Committee shall periodically report to the Board on its findings and actions.

7.           The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.